                                                                    Exhibit 9(d)

                              AMENDED AND RESTATED
                ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

      THIS AGREEMENT is made as of October 24, 2005 by and between PFPC INC., a
Massachusetts corporation ("PFPC"), and NEW ALTERNATIVES FUND, INC. a New York
corporation (the "Fund").

                              W I T N E S S E T H :

      WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Fund and PFPC (as successor by assignment) are parties to an
Accounting Services Agreement dated as of October 1, 1993, as amended to date
("Superseded Agreement"), which is terminated as of the date first set forth above; and

      WHEREAS, the Fund wishes to continue to retain PFPC to provide administration and accounting services to it, and PFPC wishes to continue to furnish such services.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.    DEFINITIONS. As used in this Agreement:

      (a)     "1933 Act" means the Securities Act of 1933, as amended.

      (b)     "1934 Act" means the Securities Exchange Act of 1934, as amended.

      (c)     "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Directors to give
              Oral Instructions and Written Instructions on behalf of the Fund.
              An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

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      (d)     "CEA" means the Commodities Exchange Act, as amended.

      (e)     "Change of Control" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

      (f)     "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral
              Instructions.

      (g)     "SEC" means the Securities and Exchange Commission.

      (h)     "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

      (i)     "Shares" means the shares of beneficial interest of any series or class of the Fund.

      (j)     "Written Instructions" mean (i) written instructions signed by an
              Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.    APPOINTMENT. The Fund hereby appoints PFPC to provide administration and accounting services to the Fund, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3.    COMPLIANCE WITH RULES AND REGULATIONS.

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      PFPC undertakes to comply with all applicable requirements of the
      Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or other entity.

4.    INSTRUCTIONS.

      (a)     Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

      (b)     PFPC shall be entitled to rely upon any Oral Instruction or
              Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person)
              pursuant to this Agreement. PFPC may assume that any Oral
              Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or
              proceeding of the Fund's Board of Directors or of the Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary.

      (c)     The Fund agrees to forward to PFPC Written Instructions confirming
              Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written
              Instructions by the close of business on the same day that such
              Oral Instructions are received. The fact that such confirming
              Written Instructions are not received by PFPC or differ from the
              Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral
              Instructions or PFPC's ability to rely upon such Oral
              Instructions.

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5.    RIGHT TO RECEIVE ADVICE.

      (a)     Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the
              Fund.

      (b)     Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC, at the option of PFPC).

      (c)     Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund and the advice PFPC receives from counsel,
              PFPC may rely upon and follow the advice of counsel.

      (d)     Protection of PFPC. PFPC shall be indemnified by the Fund and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written
              Instructions PFPC receives from or on behalf of the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written
              Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to
              act in accordance with such directions or advice or Oral
              Instructions or Written Instructions.

6.    RECORDS; VISITS.

      (a)     The books and records pertaining to the Fund which are in the possession or under

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              the control of PFPC shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the
              1940 Act and other applicable securities laws, rules and
              regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an
              Authorized Person, at the Fund's expense.

      (b)     PFPC shall keep the following records:

              (i)     all books and records with respect to the Fund's books of
                      account;

              (ii)    records of the Fund's securities transactions; and

              (iii)   all other books and records as PFPC is required to
                      maintain pursuant to Rule 31a-1 of the 1940 Act in
                      connection with the services provided hereunder.

7.    CONFIDENTIALITY. Each party shall keep confidential any information relating to the other party's business ("Confidential Information").
      Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data,

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      specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential.
      Notwithstanding the foregoing, information shall not be Confidential
      Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is necessary or desirable for PFPC to release such information in connection with the provision of services under this Agreement; or (h) has been or is independently developed or obtained by the receiving party.

8.    LIAISON WITH ACCOUNTANTS. PFPC shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

9.    PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques,

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      derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.

10.   DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures,
      PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

11.   COMPENSATION.

      (a)     As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.

      (b)     The undersigned hereby represents and warrants to PFPC that (i)
              the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC or to the adviser or sponsor to the Fund in connection with this
              Agreement, including but not limited to any fee waivers,
              conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to such adviser or sponsor or any affiliate of the Fund relating to this
              Agreement have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of

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              Directors has approved or will approve the terms of this
              Agreement, any such fees and expenses, and any such benefits.

12.   INDEMNIFICATION. The Fund agrees to indemnify, defend and hold harmless
      PFPC and its affiliates, including their respective officers, directors, agents and employees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Fund. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates'
      own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC's activities under this Agreement. The provisions of this Section 12 shall survive termination of this Agreement.

13.   RESPONSIBILITY OF PFPC.

      (a)     PFPC shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

      (b)     Notwithstanding anything in this Agreement to the contrary, (i)
              PFPC shall not be

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              liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of
              circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood;
              sabotage; epidemics; labor disputes; civil commotion;
              interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.

      (c)     Notwithstanding anything in this Agreement to the contrary, (i)
              neither PFPC nor its affiliates shall be liable for any
              consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates and (ii) PFPC's cumulative liability to the Fund for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of
              $100,000 or the fees received by PFPC for services provided hereunder during the 12 months immediately prior to the date of such loss or damage.

      (d)     No party may assert a cause of action against PFPC or any of its affiliates that allegedly occurred more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause

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              of action.

      (e)     Each party shall have a duty to mitigate damages for which the other party may become responsible.

      (f)     The provisions of this Section 13 shall survive termination of this Agreement.

      (g)     Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability either for any error or omission of any of its predecessors as servicer on behalf of the Fund or for any failure to discover any such error or omission.

14.   DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS.

      PFPC will perform the following accounting services:

      (i)     Journalize investment, capital share and income and expense activities;

      (ii)    Verify investment buy/sell trade tickets when received from the
              Fund's investment adviser (the "Adviser") and transmit trades to the Fund's custodian (the "Custodian") for proper settlement;

      (iii)   Maintain individual ledgers for investment securities;

      (iv)    Maintain historical tax lots for each security;

      (v)     Reconcile cash and investment balances of the Fund with the
              Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

      (vi)    Update the cash availability throughout the day as required by the
              Adviser;

      (vii)   Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

      (viii)  Calculate various contractual expenses (e.g., advisory and custody fees);

      (ix)    Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

      (x)     Calculate capital gains and losses;

      (xi)    Determine net income;

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      (xii)   Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of the Fund's Investments;

      (xiii)  Transmit or mail a copy of the daily portfolio valuation to the
              Adviser;

      (xiv)   Compute net asset value; and

      (xv)    As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity.

15.   DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUOUS BASIS.

      PFPC will perform the following administration services with respect to each Fund:

      (i)     Prepare quarterly broker security transactions summaries;

      (ii)    Prepare monthly security transaction listings;

      (iii)   Supply various normal and customary Fund statistical data as requested on an ongoing basis;

      (iv)    Prepare and file the Fund's Semi-Annual Reports with the SEC on
              Form N-SAR;

      (v)     Prepare and file with the SEC the Fund's annual, semi-annual, and quarterly shareholder reports; and

      (vi)    Assist in the preparation of registration statements and other filings relating to the registration of Shares.

16.   DURATION AND TERMINATION. This Agreement shall continue until terminated by the Fund or by PFPC on sixty (60) days' prior written notice to the other party. In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all trailing expenses incurred by PFPC, will be borne by the Fund.

17.   CHANGE OF CONTROL. Notwithstanding any other provision of this Agreement, in the event

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      of an agreement to enter into a transaction that would result in a Change of Control of the Fund's adviser or sponsor, the Fund's ability to terminate the Agreement pursuant to Section 16 will be suspended from the time of such agreement until two years after the Change of Control.

18.   NOTICES. Notices shall be addressed (a) if to PFPC, at 301 Bellevue
      Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Fund in writing); (b) if to the Fund, at
      150 Broadhollow Rd., Melville, NY 11747, Attention: David Schoenwald; or
      (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

19.   AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

20.   ASSIGNMENT. PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services
      Group, Inc., provided that PFPC gives the Fund 30 days' prior written notice of such assignment.

21.   COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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22.   FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.   DISPUTE RESOLUTION.

a.    Arbitration of Disputes. The parties shall attempt to settle disputes arising out of or relating to this Agreement or the breach thereof (a
      "Dispute") by a meeting of a designated representative of each of the parties involved in such dispute within ten (10) days after a request by either of the parties to the other party asking for the same. If such
      Dispute cannot be settled at this meeting, the parties shall submit the
      Dispute to binding arbitration administered by the American Arbitration
      Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The single arbitrator shall be selected by the
      American Arbitration Association. The place of arbitration shall be as mutually agreed in good faith by the parties. The prevailing party shall be entitled to an award of reasonable attorney fees. For purposes of this provision, a party shall be deemed to be the "prevailing party" with respect to a claim only if the arbitrator determines that such party has prevailed on a substantial portion of the claim and that it is equitable for it to be awarded attorneys' fees. The procedures specified herein shall be the sole and exclusive procedures for the resolution of Disputes;
      provided, however, that a party may seek provisional or ancillary remedies, such as preliminary injunctive relief, from a court having jurisdiction, before, during or after the pendency of any arbitration proceeding. The institution and maintenance of any action for such judicial relief, or pursuit of provisional or ancillary remedies, shall not constitute a waiver of the right or obligation of any party to submit any claim or dispute to arbitration. All applicable statutes of

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      limitations shall be tolled once a request for a meeting as described in the first sentence of this Section 23 is made and until thirty (30) days following the conclusion of the final meeting conducted pursuant to this request. The parties shall take such action, if any, required to effectuate such tolling.

b.    Motion Practice. In any arbitration hereunder, the arbitrator shall decide
      (by documents only or with a hearing, at the arbitrator's discretion) any pre-hearing motions which are substantially similar to pre-hearing motions to dismiss for failure to state a claim or motions for summary adjudication.

c.    Discovery. Discovery shall be limited to the pre-hearing exchange of all documents which each party intends to introduce at the hearing and any expert reports prepared by any expert who will testify at the hearing.

d.    Sequential Hearing Days. At the administrative conference conducted by the
      AAA, the parties and the AAA shall determine how to ensure that the hearing is started and completed on sequential hearing days. Potential arbitrators shall be informed of the anticipated length of the hearing and they shall not be subject to appointment unless they agree to abide by the parties' intent that, absent exigent circumstances, the hearing shall be conducted on sequential days.

e.    Award. The award of the arbitrator shall be accompanied by a statement of the reasons upon which such award is based.

f.    Fees and Expenses. The parties shall each bear equally all fees and costs and expenses of the arbitration, and each party shall bear its own legal fees and expenses and the costs of its experts and witnesses; provided, however, that if the arbitrator shall award to a party substantially all amounts sought by such party, then, notwithstanding any applicable

                                                                              14

      governing law provisions, the other party shall pay all costs, fees and expenses incurred by the prevailing party (up to but not exceeding
      $50,000) and such costs, fees and expenses shall be included in such award.

g.    Confidentiality of Disputes. The entire procedure shall be confidential and none of the parties nor the arbitrator may disclose the existence, content, or results of any arbitration hereunder without the written consent of all parties to the Dispute, except (i) to the extent disclosure is required to enforce any applicable arbitration award or may otherwise be required by law and (ii) that either party may make such disclosures to its regulators, auditors, accountants, attorneys and insurance representatives. No conduct, statements, promises, offers, views, or opinions of any party involved in an arbitration hereunder shall be discoverable or admissible for any purposes in litigation or other proceedings involving the parties to the Dispute and shall not be disclosed to anyone not an agent, employee, expert, witness, or representative for any of such parties.

24.   MISCELLANEOUS.

      (a)     Notwithstanding anything in this Agreement to the contrary, the
              Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

      (b)     Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without
              limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise
              (irrespective of any

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              course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this
              Agreement. PFPC disclaims any warranty of title or
              non-infringement except as otherwise set forth in this Agreement.

      (c)     This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements (including the Superseded Agreement) and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their
              construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as
              constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

      (d)     The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by
              PFPC to the Fund.

      (e)     This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

      (f)     If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      (g)     The facsimile signature of any party to this Agreement shall constitute the valid

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              and binding execution hereof by such party.

      (h)     To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1,
              2003. Certain of PFPC's affiliates are financial institutions, and
              PFPC may, as a matter of policy, request (or may have already requested) the Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional
              identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

                  [Remainder of page intentionally left blank.]

                                                                              17

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        PFPC INC.

                                        By:

                                        Name:

                                        Title:

                                        NEW ALTERNATIVES FUND, INC.

                                        By:

                                        Name:

                                        Title:

                                                                              18

                                                                         EX-9(b)

                                                              __________, 2005

NEW ALTERNATIVES FUND, INC.

         RE: ADMINISTRATION AND ACCOUNTING SERVICES FEES

Dear Sir/Madam:

         This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. ("PFPC") under the terms of an Amended and Restated
Administration and Accounting Services Agreement dated October 24, 2005 between
New Alternatives Fund, Inc. (the "Fund") and PFPC (the "Agreement") as amended from time to time for services provided on behalf of each of the Fund's investment portfolios ("Portfolios"). Pursuant to Paragraph 11 of the Agreement,
and in consideration of the services to be provided to each Portfolio, the Fund will pay PFPC an annual accounting and administration services fee to be calculated daily and paid monthly as set forth below.

ASSET BASED FEES:

         The following annual fee will be calculated based upon each Portfolio's average net assets and paid monthly:

         .08% of each Portfolio's first $20 million of average net assets;
         .06% of each Portfolio's next $30 million of average net assets;
         .04% of each Portfolio's next $50 million of average net assets; and,
         .02% of each Portfolio's average net assets in excess of $100 million.

MONTHLY BASE FEE:

         The monthly base fee will be $4,166.66 per Portfolio, excluding out-of-pocket expenses.

OUT-OF-POCKET EXPENSES:

         The Fund will reimburse PFPC for out-of-pocket expenses incurred on the
Fund's behalf, including, but not limited to, postage, telephone, telex, overnight express charges, conversion and deconversion costs, costs to obtain independent security market quotes, cost of access to the data repository and analytics suite system, charges for Blue Sky permits, SAS 70 reporting costs (if applicable), cost of using financial printer for automated financial statements, negotiated time and materials for development and programming costs including web, statement and file development, customization of web fulfillment (if applicable), bulk mailings and reproduction charges and travel expenses incurred for Board meeting attendance.

MISCELLANEOUS:

         After the one year anniversary of the effective date of the Agreement,
PFPC may adjust the fees described in the above sections once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban
Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the
Fund's monthly fees (or the Effective Date absent a prior such adjustment).

         Any fee or out-of-pocket expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by PFPC.

         The fee for the period from the date hereof until the end of that year shall be prorated according to the proportion which such period bears to the full annual period.

         If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to
us.

                                                     Very truly yours,

                                    PFPC INC.

                                                     By:________________________

                                                     Name:______________________

                                                     Title:_____________________

Agreed and Accepted:

NEW ALTERNATIVES FUND, INC.

By:__________________________

Name:________________________

Title:_______________________